Exhibit 99.1

Moody’s Corporation Elects Lloyd W. Howell, Jr. to Board of Directors

NEW YORK, December 18, 2020 – Moody’s Corporation (NYSE:MCO) announced today that Lloyd W. Howell, Jr. has been elected to the company’s Board, effective March 15, 2021. Mr. Howell will join the Board’s Audit, Compensation & Human Resources and Governance & Nominating Committees. With the election of Mr. Howell, Moody’s Board will consist of 11 directors.

“Lloyd’s financial expertise and extensive experience working with government and commercial clients will bring invaluable perspective to Moody’s,” said Henry McKinnell, Jr., PhD, Chairman of Moody’s Corporation. “We are pleased to welcome him to the Board.”

Mr. Howell, 54, joined Booz Allen Hamilton in 1988 and is the firm’s Executive Vice President, Chief Financial Officer and Treasurer. He previously led the firm’s Civil and Commercial business from 2013 to 2016, was Executive Vice President of Client Services from 2009 to 2013 and was Vice President of Strategy and Organization from 2000 to 2009. In 1991, he took a leave of absence from the firm to receive an M.B.A. from Harvard Business School and worked at Goldman Sachs in its investment banking division from 1993 to 1995. He is also a Trustee at the University of Pennsylvania and a member of their Board of Overseers of the School of Engineering and Applied Science.

ABOUT MOODY’S CORPORATION

Moody’s (NYSE:MCO) is a global risk assessment firm that empowers organizations to make better decisions. Its data, analytical solutions and insights help decision-makers identify opportunities and manage the risks of doing business with others. We believe that greater transparency, more informed decisions, and fair access to information open the door to shared progress. With over 11,400 employees in more than 40 countries, Moody’s combines international presence with local expertise and over a century of experience in financial markets. Learn more at moodys.com/about.

SHIVANI KAK

Investor Relations

212.553.0298

shivani.kak@moodys.com

MICHAEL ADLER

Corporate Communications

212.553.4667

michael.adler@moodys.com

Source: Moody’s Corporation Investor Relations

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